StemCells, Inc. Reports Second Quarter 2015 Financial Results,
Business Update and Clinical Program Highlights

Conference Call August 6, 2015, at 4:30 PM EDT (1:30 PM PDT) Including

New Information about Phase I/II AMD Trial Results

NEWARK, CA, August 6, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a world leader in the research and development of cell-based therapeutics for the treatment of disorders of the central nervous system, today reported its financial results for the three months ended June 30, 2015. The Company also provided a business update and clinical program highlights for the quarter.

“Our clinical programs achieved several key milestones since our last earnings release,” reported StemCells CEO Martin McGlynn. “Based on the strength of the safety and preliminary efficacy data from our Phase I/II clinical studies, our Phase II proof-of-concept trials are now underway in two serious CNS disorders, each of which represents a large unmet medical need. Health Canada joined the FDA in authorizing our Phase II clinical trial in spinal cord injury and, having completed transplantation of the first cohort, we began enrolling the second cohort in this study. Enrollment in our Phase II clinical trial in geographic atrophy of age-related macular degeneration also commenced.”

Spinal Cord Injury Clinical Program: Highlights Q2 2015

With the commencement of our Phase II Pathway™ Study in cervical spinal cord injury (SCI), StemCells, Inc. has once again made medical history: We have safely transplanted more neural stem cells into the human spinal cord than has ever been done previously. In April 2015, we completed transplantation of the first cohort, which was designed to confirm the cell dose to be used in the blinded Cohort II testing. On June 4, we advanced to enrollment and transplantation of the second cohort — the main body of the trial. On June 18, Health Canada authorized StemCells, Inc. to expand the Pathway Study (already underway at eight sites in the United States), into Canada, which should allow us to continue enrolling this study in a very efficient manner.

The Pathway Study will evaluate the safety and efficacy of transplanting the Company’s proprietary HuCNS-SC® human neural stem cells into patients with traumatic injury in the cervical region, which is where the majority of spinal cord injuries occur, resulting in loss of arm and leg function. Conducted as a randomized, controlled, single-blind study, the primary efficacy outcome will focus on change in motor function in the upper extremities.

May 2015 marked the one-year post-transplant anniversary for the twelve patients who participated in our Phase I/II clinical trial in thoracic SCI, two of whom progressed during the study from the most severe classification, AIS A, to the lesser degree of injury grade, AIS B. We presented top-line results at the 4th Joint International Spinal Cord Society (ISCoS) and American Spinal Injury Association (ASIA) meeting on May 14. In addition to the safety and tolerability reported for our HuCNS-SC cells and the transplantation procedure, analysis of the 12-month data showed sustained improvements involving multiple sensory pathways in seven patients, which persisted through the end of the study.

•	More information about the Company’s Spinal Cord Injury Program can be found on the StemCells, Inc. website at: http://www.stemcellsinc.com/Clinical-Programs/SCI.

•	Additional information about the Pathway Study clinical trial is available at the U.S. National Institutes of Health website at: http://clinicaltrials.gov/ct2/show/NCT02163876.

Age-related Macular Degeneration Clinical Program: Highlights Q2 2015

In June, we began enrolling patients for our Phase II Radiant™ Study in geographic atrophy of dry age-related macular degeneration (GA-AMD), and the first patient was transplanted in July. Approximately twenty U.S. sites are expected to participate in this randomized, controlled study, which will evaluate the safety and efficacy of our proprietary HuCNS-SC cells for the treatment of GA-AMD, the most advanced stage of dry AMD. Designed as a “fellow eye” controlled study, all patients must exhibit bi-lateral GA-AMD (geographic atrophy associated with age related macular degeneration in both eyes). Patients will receive sub-retinal transplantation of HuCNS-SC cells via a single injection into the eye with inferior best corrected visual acuity; the untreated eye will serve as a control. The objective of the trial is to demonstrate a reduction in the rate of disease progression in the treated eye versus the control eye.

A year has passed since we completed the first-ever transplants of neural stem cells into the human eye with the dosing of the fifteen patients who participated in our Phase I/II clinical trial in GA-AMD. On June 26, top-line outcomes of this study were reported at the 2015 Annual Meeting of the International Society for Stem Cell Research (ISSCR). The data overall showed a positive safety profile indicating tolerability of both the cells and the sub-retinal transplantation procedure, as well as favorable preliminary data related to visual acuity, contrast sensitivity and anatomic assessment of the retina.

•	More information about the Company’s clinical programs in AMD can be found on the StemCells, Inc. website at: http://www.stemcellsinc.com/Clinical-Programs/AMD.

•	Additional information about the Radiant Study clinical trial is available at the U.S. National Institutes of Health website at: https://clinicaltrials.gov/show/NCT02467634

Business Update

In April 2015, the Company strengthened its balance sheet by raising net proceeds of approximately $23.2 million through a public offering of 35,715,000 units. Each unit consisted of one share of our common stock and a warrant to purchase three-quarters of a share of our common stock. The warrants have an exercise price of $0.85 per share, are exercisable immediately, and will expire five years from the date of issuance. We also granted the underwriters a thirty-day option (the over-allotment option) to purchase up to an additional 5,357,250 shares of common stock and/or warrants to purchase up to an additional 4,017,938 shares of common stock to cover over-allotments, if any. The underwriters exercised the over-allotment option for the warrants and so, in April 2015, we issued warrants to purchase up to an additional 4,017,938 shares of common stock at $0.85 per share. In May 2015 the underwriters exercised, in part, the over-allotment option for additional shares and purchased 2,757,250 shares of our common stock at a price of $0.699 per share, before the underwriting discount. We received net proceeds of approximately $1.8 million from the exercise of the over-allotment option, increasing our aggregate net proceeds from the offering to approximately $25 million, after deducting offering expenses, underwriting discounts and commissions.

Financial Results for the Quarter Ended June 30, 2015

Cash and cash equivalents totaled approximately $29.9 million at June 30, 2015, compared to approximately $14.1 million at March 31, 2015. The increase was primarily due to our raising approximately $25 million of net proceeds from an equity financing, offset by cash used in our operations.

Total revenue from continuing operations during the second quarter of 2015 was $30,000, compared to $23,000 in the same period of 2014. Revenue from continuing operations is primarily from royalties received under various licensing agreements.

For the second quarter of 2015, cash used in operations totaled $7,577,000, compared to $7,770,000 in the second quarter of 2014.

Total operating expenses in the second quarter of 2015 were $9,303,000, compared to $7,983,000 in the second quarter of 2014. The increased operating expenses were primarily attributable to an increase in expenses to support our clinical activities.

Other income, net in the second quarter of 2015 was $811,000, compared to other expense, net of $4,011,000 in the second quarter of 2014. The change in the second quarter of 2015 when compared to the similar quarter in 2014 is primarily attributable to changes in the estimated fair value of our warrant liability.

For the second quarter of 2015, the Company reported a net loss of $8,462,000 or $(0.09) per share. In comparison, for the second quarter of 2014, the Company reported a net loss of $12,115,000 or $(0.22) per share.

Excluding certain non-cash charges associated with stock based compensation, depreciation and amortization and changes in the fair value of our warrant liability, for the second quarter of 2015, the Company reported a non-GAAP net loss of $7,823,000 or $(0.08) per share. In comparison, for the second quarter of 2014, the Company reported a non-GAAP net loss of $7,611,000 or $(0.14) per share. The approximately $200,000 increase is primarily associated with increased levels of clinical activity and process development. Management believes that these non-GAAP financial measures provide important insight into our operational results.

Conference Call

StemCells will host a live conference call and webcast on Thursday, August 6, 2015, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss our financial results, recent business activities and clinical progress. Interested parties are invited to listen to the call over the Internet at: http://edge.media-server.com/m/p/78ib94kx.

An archived version of the webcast will be available for replay beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days at http://investor.stemcellsinc.com/.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC® platform technology (purified human neural stem cells) as a potential treatment for both neurological and retinal disorders. Top-line data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) showed measurable gains involving multiple sensory modalities and segments, including the conversion of two of seven patients enrolled in the study with complete injuries to incomplete injuries, post-transplant. The Company’s Pathway™ Study, a Phase II proof-of-concept trial in cervical SCI is actively enrolling at eight sites and interim data from the first cohort of six patients is anticipated to be forthcoming in Q4 2015. StemCells, Inc. has also completed its Phase I/II clinical trial in GA-AMD. Top-line results from this study show a positive safety profile and favorable preliminary efficacy data related to visual acuity and contrast sensitivity. The Company’s Radiant™ Study, a Phase II proof-of-concept trial in GA-AMD is now enrolling at the first of approximately twenty U.S. sites expected to participate. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI.

Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:
Greg Schiffman, Chief Financial Officer StemCells, Inc. (510) 456-4128	Lena Evans Russo Partners (212) 845-4262

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StemCells, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2015	2014	2015	2014
Revenue:
Revenue from licensing agreements	$30	$23	$51	$47

Operating expenses:
Research and development	7,240	5,839	13,531	10,469
General and administrative	2,063	2,144	4,753	4,380

Total operating expenses	9,303	7,983	18,284	14,849

Loss from operations	(9,273)	(7,960)	(18,233)	(14,802)

Other income (expense):
Change in fair value of warrant liability	988	(3,654)	641	(3,981)
Interest expense, net	(144)	(342)	(328)	(719)
Other income (expense), net	(33)	(15)	108	(31)

Total other income (expense), net	811	(4,011)	421	(4,731)

Net loss from continuing operations	(8,462)	(11,971)	(17,812)	(19,533)

Discontinued operations:
Net loss from discontinued operations	—	(144)	—	(202)

Net loss from discontinued operations	—	(144)	—	(202)

Net loss	$(8,462)	$(12,115)	$(17,812)	$(19,735)

Basic and diluted net loss per share
Net loss from continuing operations	$(0.09)	$(0.22)	$(0.22)	$(0.36)
Net loss from discontinued operations	-	-	-	-

Net loss per share	$(0.09)	$(0.22)	$(0.22)	$(0.36)
Shares used to compute basic and diluted	95,190,823	55,711,717	82,277,137	55,529,818

StemCells, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014

	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$29,929	$24,988
Other current assets	1,097	1,520

Total current assets	31,026	26,508

Property, plant and equipment, net	5,266	5,187
Intangible assets, net	315	357
Other assets, non-current	374	375

Total assets	$36,981	$32,427

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loan payable net of discount, current	$3,466	$4,686
Other current liabilities	6,153	6,811
Fair value of warrant liability	1,043	1,685
Loan payable net of discount, non-current	8,917	10,334
Other non-current liabilities	2,142	3,040
Stockholders’ equity	15,260	5,871

Total liabilities and stockholders’ equity	$36,981	$32,427

StemCells, Inc.

Unaudited Reconciliation of GAAP to NON-GAAP Net Loss

(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2015	2014	2015	2014
GAAP net loss as per our condensed consolidated statement of operations	$(8,462)	$(12,115)	$(17,812)	$(19,735)

Non GAAP adjustments:
Stock-based compensation	1,351	514	2,660	1,035
Depreciation and amortization	276	336	546	672
Change in fair value of warrant liability	(988)	3,654	(641)	3,981

Non GAAP net loss	(7,823)	(7,611)	(15,247)	(14,047)

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. StemCells, Inc. believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of StemCells, Inc.’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators StemCells, Inc. management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

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